June 3, 2025

Kirkland’s, Inc.

5310 Maryland Way

Brentwood, Tennessee 37027

Attn: Amy Sullivan, President, Chief Executive Officer

Amy.Sullivan@kirklands.com

Bass, Berry & Sims PLC

21 Platform Way South, Suite 3500

Nashville, Tennessee 37203

Attn: John Fuller

jfuller@bassbery.com

Re: Exercise of Board Appointment Right

Amy:

Reference is hereby made to that certain Amended and Restated Investor Rights Agreement, effective as of May 7, 2025 (the “Agreement”), by and between Beyond, Inc., a Delaware corporation (“Beyond”), and Kirkland’s Inc., a Tennessee corporation (“Kirkland’s” or the “Company”). Capitalized terms used in this letter but not defined herein shall have the meanings ascribed to them in the Agreement.

We are writing to notify the Company that Beyond is exercising its right under Section 1.1 of the Agreement to designate two persons for appointment to the Board. We are pleased to designate Steve Woodward and Tamara Ward as our Appointees for these positions. We believe each of Steve Woodward and Tamara Ward qualifies as independent for NASDAQ listing purposes and applicable rules and regulations of the Securities and Exchange Commission.

Steve Woodward is a seasoned retail executive with over three decades of experience in home furnishings and lifestyle retail. Most recently serving as Chief Executive Officer of Kirkland’s, Steve led a multi-year transformation of the brand, driving initiatives in merchandising reinvention, operational efficiency, and omni-channel integration. Prior to Kirkland’s, Steve held executive leadership roles at both Crate & Barrel and Pier 1 Imports, where he honed his expertise in visual merchandising, sourcing, and customer experience. His unique blend of merchant instinct, operational discipline, and brand stewardship positions him as a strategic asset to Kirkland’s Home as it continues to modernize and elevate its relevance in the home decor market. Steve’s deep industry insight and proven ability to evolve retail brands make him a valuable contributor to board-level strategy.

Tamara Ward is a seasoned operations and customer experience leader with extensive experience in high-volume retail. As Chief Operating Officer at Camping World, she oversaw store operations, customer strategy, and enterprise execution. In her roles as Chief Operating Officer and Chief Marketing Officer of Good Sam, Tamara oversaw the membership database and club operations and led the development and marketing of tailored affinity products. Tamara is known for building scalable service models and driving retail excellence across touchpoints. Her ability to integrate back-end operational efficiency with a front-end customer-first philosophy aligns directly with Kirkland’s Home’s renewed focus on delivering value and delight in every store experience.

As required by the Agreement, the Board and all applicable committees of the Board, shall take all actions to appoint Steven Woodward and Tamara Ward to the Board, each with a term expiring at the Company 2025 annual meeting of stockholders (the “2025 Annual Meeting”). Following their appointments, the Board is required to use reasonable best efforts to cause the Appointees to be elected to the Board at the 2025 Annual Meeting, including adding the Appointees to the Company’s proxy statement for the 2025 Annual Meeting. Two existing directors of the Board are also required to resign from the Board.

Beyond reserves all rights under the Agreement, including its right to designate an additional person to the Board, depending on Beyond’s ownership in the Company, and the obligation for an additional existing director of the Board to resign in connection with any subsequent designation.

Please confirm receipt of this notice and provide any director questionnaire or other required information (which in all cases shall be consistent with the questionnaires or other requests for information provided by existing members of the Board) necessary for the appointments of Steve Woodward and Tamara Ward to the Board. We hereby request that the Board meet to appoint each of Steve Woodward and Tamara Ward to the Board no later than Sunday, June 8, 2025. Should the Board not expect to meet that timeline, please inform me immediately.

Thank you for your attention to this matter. We look forward to continuing our collaborative relationship with Kirkland’s.

Sincerely,

BEYOND, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman